Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 23, 2012

To the Board of Directors of

Goldspan Resources, Inc.

Las Vegas, Nevada

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Goldspan Resources, Inc. of our report dated May 7, 2012, relating to the financial statements of Goldspan Resources, Inc. as of and for the years ending July 31, 2010 and 2009 and for the period from March 2, 2007 (inception) to July 31, 2010.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan